OMB Number		3235-0287
								Expires:		September 30, 1998
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								hours per response			0.5
FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person
<<	Gerhard, Lang H.   >>
	(Last) (First) (Middle)
<<	300 Drakes Landing Road, Suite 290, Greenbrae, CA  94904
	(Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol
	<<  Family Golf Centers, Inc. (FGCIQ) >>

3.	IRS or Social Security Number of Reporting Person (Voluntary)
________

4.	Statement for Month/Year   <<8-00>>

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

<<	____ Director			XXX 10% Owner  >>
	____ Officer (give		____ Other (specify
          title below)			  below)

7.	Individual or Joint/Group Filing (Check Applicable line)
<<	___	Form filed by one Reporting Person  >>
	XX	 Form filed by More than One Reporting Person (1)
											SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 7 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	08/15/00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	2,915,775  >>		D			$0.17

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	0    >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I   >> - (4)(5)


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6.


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).						SEC 1474 (7-96)

FORM 4 (continued)							Page 3 of 7 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	08/15/00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	690,644  			D			     $0.17  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	0   >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I - (2)(5)   >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6.

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).						SEC 1474 (7-96)

FORM 4 (continued)							Page 4 of 7 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	08/15/00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	3,606,417  		A			    $0.17  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	3,837,000  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I - (3)(5)   >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6.

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).						SEC 1474 (7-96)

FORM 4 (continued)							Page 5 of 7 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
	(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)
______________________________

2.	Conversion or Exercise Price of Derivative Security
_________________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares
________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
__________________________________________________________________________

FORM 4 (continued)							Page 6 of 7 Pages
Explanation of Responses:

(1)	The reporting persons consist of (i) Lang H. Gerhard, manager of
Estero Partners, LLC, and sole shareholder of West Highland Capital, Inc., and a general partner of investment limited partnerships; (ii) West Highland Capital, Inc., a registered investment adviser and general partner of investment limited partnerships; (iii) Estero Partners, LLC, a general partner of investment limited partnerships; (iv) West Highland Partners, L.P., an investment limited partnership of which Lang Gerhard, West highland Capital, Inc. and Estero Partners, LLC are the general partners, and (v) West Highland International, a Cayman Islands company of which West Highland Capital, Inc. is the investment adviser. Each reporting person disclaims membership in a group with any other person within the meaning of Rule 13d-5(b)(i) and Rule 16a-1(a)(1) under the Exchange Act.

(2)	These securities were owned directly by an investment limited partnership of which West Highland Capital, Inc., Estero Partners, LLC and Lang H. Gerhard are the general partners.

(3)	These securities are owned directly by West Highland International.
West Highland Capital, Inc. is the investment adviser to West Highland International but disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein.

(4)	These securities were owned directly by West Highland Partners, L.P.
Lang Gerhard, West Highland Capital, Inc. and Estero Partners, LLC are the general partners of West Highland Partners, L.P. but disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)	Each reporting person has only a pro rata interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership in such securities except to the extent of such reporting person's pecuniary interest.


							 /s/ Lang H. Gerhard		9/5/2000
								Lang H. Gerhard		Date

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually
signed.   If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)



FORM 4 (continued)							Page 7 of 7 Pages

Joint Filer Information

Name:   West Highland Capital, Inc.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Family Golf Centers, Inc. (FGCI)
Statement for Month/Year:  August 2000
Signature:   	West Highland Capital, Inc.
			By:    /s/ Bonnie George, Chief Operating Officer

Name:   Estero Partners, LLC
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Family Golf Centers, Inc. (FGCI)
Statement for Month/Year:  August 2000
Signature:   	Estero Partners, LLC
			By:   West Highland Capital, Inc., Attorney-in-Fact
					By:    /s/ Bonnie George, Chief Operating Officer

Name:   West Highland Partners, L.P.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Family Golf Centers, Inc. (FGCI)
Statement for Month/Year:  August 2000
Signature:   	West Highland Partners, L.P.
			By:  West Highland Capital, Inc., General Partner
				By:    /s/ Bonnie George, Chief Operating Officer

Name:	West Highland International
Address:	Hemisphere Fund Managers Limited, P.O. Box 30362, SM13
		2nd Floor, Genesis Bldg., George Town, Cayman Islands
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Family Golf Centers, Inc. (FGCI)
Statement for Month/Year:  August 2000
Signature:   	West Highland International
				By:   West Highland Capital, Inc., authorized person
					By:    /s/ Bonnie George, Chief Operating Officer

CSR\2463\041\1113444.01